Marcum & Kliegman LLP
Certified Public Accountants & Consultants
655 Third Avenue, 16th Floor
New York, NY 10017
Tel: 212-981-3000 Fax 212-981-3001
January 22, 2008

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Pinpoint Recovery Solutions Corp. under “Changes in and Disagreements with Accountants on Accounting and Financial Disclosures” on Amendment No. 1 of its Form SB-2 regarding the dismissal of Marcum & Kliegman LLP as its independent registered public accounting firm.. We agree with the statements concerning our Firm under “Changes in and Disagreements with Accountants on Accounting and Financial Disclosures” in such Form SB-2; we are not in a position to agree or disagree with other statements under “Changes in and Disagreements with Accountants on Accounting and Financial Disclosures” of Pinpoint Recovery Solutions Corp. contained therein.

Very truly yours,

/s/ Marcum & Kliegman LLP

Marcum & Kliegman LLP